Exhibit 5





                                    February 11, 1994





Board of Directors
Tultex Corporation
22 East Church Street
Martinsville, Virginia  24115

                       Tultex Corporation
                    Registration on Form S-8

Ladies and Gentlemen:

          We have acted as counsel to Tultex Corporation, a Virginia corporation (the "Company"), in connection with its Registration Statement on Form S-8, and any amendments thereto, as filed on February 11, 1994 with the Securities and Exchange Commission (the "Registration Statement"), with respect to 925,000 shares of the Company's Common Stock, $1.00 par value (the "Common Stock"), which are proposed to be offered and sold as described in the Registration Statement.

          In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

          Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

          1. The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

          2. The 925,000 shares of Common Stock covered by the Registration Statement have been duly authorized and, when issued and sold as described in the Registration Statement, will be legally issued, fully paid and non-assessable

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.












                              Very truly yours,


                              (signature of Hunton & Williams)
                              Hunton & Williams